Exhibit 3.297

ARTICLES OF INCORPORATION

OF

SHERIDAN RADIOLOGY SERVICES OF CENTRAL FLORIDA, INC.

ARTICLE I – NAME

The name of this corporation is SHERIDAN RADIOLOGY SERVICES OF CENTRAL FLORIDA, INC. (the “Corporation”).

ARTICLE II – TERM

The corporate existence of the Corporation shall be perpetual, unless and until terminated pursuant to Florida law.

ARTICLE III – PURPOSE

The Corporation is organized for the purpose of transacting any or all lawful business for corporations organized under The Florida Business Corporation Act of the State of Florida.

ARTICLE IV – PRINCIPAL OFFICE ADDRESS

The mailing and street address of the principal office of this Corporation, unless and until relocated, is 1613 North Harrison Parkway, Suite 200, Sunrise, Florida 33323.

ARTICLE V – CAPITAL STOCK

The aggregate number of shares which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $.01 per share,

ARTICLE VI – REGISTERED AGENT

AND REGISTERED OFFICE

The mailing and street address of the initial registered office of this Corporation is 1613 North Harrison Parkway, Suite 200, Sunrise, Florida 33323; and the name of the initial registered agent of this Corporation at that address is Jay A. Martus.

ARIICLE VII – INITIAL BOARD OF DIRECTORS

The Corporation shall have two (2) initial directors. The number of directors may be either increased or decreased from time to time as provided in the Corporation’s Bylaws, but shall never be less than one (1). The names and addresses of the initial directors of this Corporation are:

Gilbert Drozdow 1613 North Harrison Parkway Suite 200 Sunrise, FL 33323	Jay A. Martus 1613 North Harrison Parkway Suite 200 Sunrise, FL 33323

ARTICLE VIII – INCORPORATOR

The name and address of the person signing these Articles of Incorporation is:

Jay A. Martus 1613 North Harrison Parkway Suite 200 Sunrise, FL 33323

IN WITNESS WHEREOF, the undersigned Incorporator has executed these Articles of Incorporation this 15th day of January, 2007.

/s/ Jay A. Martus
Jay A. Martus, Incorporator

CERTIFICATE DESIGNATING THE ADDRESS

AND AN AGENT UPON WHOM PROCESS MAY RE SERVED

W I T N E S S E T H:

That SHERIDAN RADIOLOGY SERVICES OF CENTRAL FLORIDA, INC. (the “Corporation”), desiring to organize under the laws of the State of Florida, has named Jay A. Martus as its agent to accept service of process within this state.

Sheridan Radiology Services of Central Florida, Inc. 1613 North Harrison Parkway Suite 200 Sunrise, FL 33323

ACKNOWLEDGMENT:

Having been named to accept service of process for the Corporation, at the place designated in this Certificate, I hereby agree to act in this capacity, and further, I agree to comply with the provisions of all statutes relative to the proper and complete performance of my duties, and I accept the duties and obligations of Section 607.0505, Florida Statutes.

Dated this 15th day of January, 2007.

/s/ Jay A. Martus
Jay A. Martus, Registered Agent

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